UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           Schedule 14A Information
                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                        (Amendment No.  )

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                   American Express Company
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

Possible solicitation piece to be used in connection with American Express Company's 2002 annual meeting.


                                                     April 10, 2002


[Name]:

               RE: 2002 AMERICAN EXPRESS COMPANY PROXY STATEMENT

AMENDMENT TO 1998 INCENTIVE COMPENSATION PLAN

         American Express Company is seeking shareholder approval of an amendment to its 1998 Incentive Compensation Plan to authorize an additional 65 million common shares for issuance and to permit the Company to continue the deduction for tax purposes of certain compensation under the Plan. The Plan was previously approved by the shareholders at the 1998 annual meeting with 158.9 million shares authorized for issuance under it. As of February 28, 2002, approximately 9.6 million shares remained available for issuance in connection with future stock options, restricted stock awards and other long-term incentive awards. The Plan incorporates the following features:

o An express prohibition against increasing the number of shares available for grant, decreasing a stock option exercise price or reducing the minimum vesting periods without shareholder approval, subject to adjustment for stock splits.

o A de-emphasis of restricted stock awards. Less than 20% of the Plan's shares may be used for regular RSAs, and less than an additional 10% for performance-based RSAs.

o Minimum three-year vesting for RSAs (except for certain events such as death, promotions, new hires, a take-over of the Company or performance-based RSAs). In the case of performance-based RSAs, the Company's practice is to provide at least a one-year vesting requirement.

o Non-employee directors are not eligible to receive any awards under the Plan.

         The Company is asking for 65 million new shares for the Plan, or approximately 4.9% of the Company's 1.339 billion common shares outstanding. The Company believes that the additional shares are needed to continue to provide competitive performance incentives to attract and retain talented individuals. Approximately 24,000 out of the Company's 84,000 worldwide employees are eligible to participate in the Plan.

         As part of its previously announced share repurchase program, the Company currently intends to continue its practice of minimizing the dilutive effect of the Plan through the acquisition of shares to offset share issuances. Since January 1, 1998, the Company has purchased 124.5 million shares. Management is currently authorized to purchase an additional 63 million shares.

GOVERNANCE PROFILE

         American Express Company has an owner-friendly governance structure: no staggered board, no poison pill, confidential voting and a consistent record of responding to owners' concerns. The Company recommends that owners vote for the amendment to the 1998 Plan.

         For answers to questions regarding the Company's 2002 proxy materials, please call Stephen P. Norman, Secretary (telephone: 201-209-5692, fax: 201-209-6184).